SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

FILED BY THE REGISTRANT    ☒

FILED BY A PARTY OTHER THAN THE REGISTRANT    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

IOMEGA CORPORATION

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

IOMEGA CORPORATION

(NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

IOMEGA CORPORATION

10955 Vista Sorrento Parkway

San Diego, California 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 11, 2005

To the Stockholders of Iomega Corporation:

The 2005 Annual Meeting of Stockholders of Iomega Corporation will be held on Wednesday, May 11, 2005, at Iomega’s headquarters, 10955 Vista Sorrento Parkway, Suite 200, San Diego, California 92130. The meeting will begin at 10:00 a.m., local time. At the meeting, stockholders will act on the following matters:

1.	To elect seven directors for a term of one year;

2.	To approve the 2005 Director Stock Option Plan; and

3.	Any other business that may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Your vote is important regardless of the number of shares that you own. Kindly sign, date and return the enclosed proxy card, or follow the instructions provided for voting by phone or via the Internet, if applicable.

By order of the Board of Directors,

Thomas D. Kampfer, Secretary

April 6, 2005

San Diego, California

The meeting will be accessible via webcast through our Internet home page at www.iomega.com. Those people accessing the webcast can view the presentation and hear the accompanying audio, but will not be able to ask questions or otherwise participate during the meeting.

In addition to our Proxy Statement and Annual Report mailing, there are other avenues for communication open to you throughout the year, including our Internet home page (www.iomega.com) and our Investor Information Line (1-801-332-3585).

PROXY STATEMENT—2005 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement contains information about the 2005 Annual Meeting of Stockholders of Iomega Corporation (the “Annual Meeting”). The meeting is scheduled to be held on Wednesday, May 11, 2005, at 10:00 a.m., local time, at Iomega’s headquarters, 10955 Vista Sorrento Parkway, Suite 200, San Diego, California 92130.

This Proxy Statement is furnished in connection with the solicitation of proxies by Iomega’s Board of Directors. Our 2004 Annual Report on Form 10-K was first mailed to stockholders, along with the enclosed proxy materials, on or about April 6, 2005.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting accompanying this Proxy Statement. In addition, management will report on Iomega’s performance during 2004 and respond to questions from stockholders.

Who can vote?

In order to vote, you must have been a stockholder of record at the close of business on March 15, 2005 (which is referred to as the “record date”). If your shares are owned of record in the name of a broker or other nominee, you should follow the voting instructions provided by your nominee.

On the record date, there were 51,611,423 shares of Iomega’s common stock issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon.

How do I vote?

Votes may be cast by the following methods:

Voting by Proxy Card. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you return a proxy card but do not specify a choice on any of the matters described in this Proxy Statement, your proxy will be voted “FOR” the election of the directors nominated by the Board and “FOR” the approval of the 2005 Director Stock Option Plan.

Voting by Phone or the Internet. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote by phone or the Internet. If so, the voting form your nominee sent you will provide phone and Internet voting instructions. Stockholders who vote by phone or the Internet must do so by 11:59 p.m., Eastern Time, on May 10, 2005.

Voting in Person. If you attend the meeting, you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the meeting. Attendance at the meeting will not, by itself, result in the revocation of a previously submitted proxy. Even if you are planning to attend the meeting, we encourage you to submit your proxy in advance to ensure the representation of your shares at the meeting.

Can I change my vote?

You may change your vote, whether it was given by proxy card, phone or the Internet, by:

•	delivering a written revocation to the Secretary of Iomega;

•	submitting a subsequently dated proxy, including by phone or the Internet; or

•	voting in person at the meeting.

The last vote you submit chronologically (by any means) prior to the closing of the polls at the meeting will supercede your prior vote(s).

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the record date and entitled to vote.

Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each item?

Election of Directors. The nominees receiving the highest number of votes, whether or not a majority of the total number of votes cast, will be elected.

Approval of 2005 Director Stock Option Plan. Under applicable New York Stock Exchange rules, approval of this proposal requires that: (1) a majority of the common stock issued, outstanding and entitled to vote at the Annual Meeting must actually vote on the matter (with abstentions counting as votes and broker non-votes not counting as votes) and (2) votes in favor must constitute at least a majority of the votes cast (with abstentions counting as votes cast and broker non-votes not counting as votes cast).

How will votes be counted?

Shares that (1) abstain from voting on a particular matter or (2) are held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote on a particular matter (“broker non-votes”) will not be voted in favor of, or considered as votes cast with respect to, that matter. Accordingly, abstentions and broker non-votes will have no effect on the election of directors or, other than as described above with respect to voting on the approval of the 2005 Director Stock Option Plan, the other matters scheduled to be voted on at the meeting.

How do I vote my 401(k) Plan shares?

If you hold Iomega stock in the Iomega Retirement and Investment Savings Plan (“IRIS”), your proxy card will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the IRIS administrator. You will be entitled to vote the number of shares of Iomega common stock held in your account as of the record date. The proxy card should be voted, signed and returned to American Stock Transfer and Trust Company (“Amstock”), Iomega’s Transfer Agent and Registrar, in the envelope provided. Amstock will notify Fidelity as to how you directed your IRIS shares to be voted. Fidelity will then vote your IRIS shares as you have instructed. Your voting instructions must be received by Amstock by 5:00 p.m., Eastern Time, on May 6, 2005. If you do not return voting instructions, or if you have not marked your proxy card to indicate your vote, Fidelity will vote your IRIS shares on each issue in the same proportion as those shares for which voting instructions have been received from other IRIS participants.

Are there other matters to be voted on at the meeting?

The Board of Directors does not know of any other matters that may come before the meeting. Under Iomega’s Bylaws, the deadline for stockholders to notify Iomega of any proposals or director nominations to be presented for action at the Annual Meeting has passed. If any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment.

ITEM ONE—ELECTION OF DIRECTORS

The first agenda item to be voted on is the election of Directors. The Board has nominated seven Directors, each of whom is currently serving as a Director of Iomega, and recommends that you vote FOR such nominees.

The Board of Directors consists of seven members. The persons named in the enclosed proxy will vote to elect the seven nominees named below as Directors unless you withhold authority to vote for the election of one or more of the nominees by marking the proxy to that effect. Each of the nominees has indicated his or her willingness to serve, if elected. However, should any of the nominees be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors.

Nominees for Director

Robert P. Berkowitz (Age 69)—Director since 1983

Since 1992, Mr. Berkowitz has been a private investor. Prior to 1992, he held senior level management positions with various computer hardware and software companies. In 1991 and 1992, he served as a Director and as President and Chief Executive Officer of CimTelligence Systems, a developer of process planning software. From 1985 to 1988, Mr. Berkowitz served as President and Chief Executive Officer of Ontologic, a company which developed database management software. From 1972 to 1984, Mr. Berkowitz was Vice President of Manufacturing for Prime Computer where he specialized in asset management techniques. He was also employed by Honeywell Corporation from 1961 to 1972 and was the plant manager with responsibility for production of minicomputer systems.

Mr. Berkowitz currently serves as a board member for the New England Aftercare Ministries in Framingham, Massachusetts.

Bruce B. Darling (Age 52)—Director since 2004

Since 1980, Mr. Darling has held various positions within the University of California system. In 2002, Mr. Darling was appointed Senior Vice President, University Affairs. In this role, he is responsible for the University’s external relations programs as well as for integrating internal and external administrative, planning and policy activities across all areas of the University. In 2003, he also served for ten months as Interim Vice President, Laboratory Management, in which capacity he was responsible for the University’s management oversight of three national laboratories for the U.S. Department of Energy and National Nuclear Security Administration. From 2000 to 2002, he served as Senior Vice President, University and External Relations.

Stephen N. David (Age 56)—Director since 2002

Mr. David retired from Procter & Gamble, a multi-national manufacturer of family, personal and household care products, in January 2005 following a career at Procter & Gamble that spanned more than thirty-four years. In July 2000, he was named Chief Information Officer and Business-to-Business Officer, a position he held until his retirement. In 1986, he was appointed Country Manager, P&G Hellas (Greece) and in 1989, General Manager (Arabian Peninsula). In 1982, as Senior Project Manager, Country Services, Mr. David led the deployment of the first personal computers for Procter & Gamble.

Mr. David is a member of several advisory boards and commissions.

Margaret L. Hardin (Age 32)—Director since 2004

Ms. Hardin has served as Executive Vice President and Chief Financial Officer of Munchkin, Inc., a designer, developer, manufacturer and distributor of baby and toddler care products, since April 2000. Previously she was employed by Procter & Gamble in the capacity of Global Oral Care Finance Manager from 1996 to 2000.

Ms. Hardin received her BBA (Economics and Business Computer Systems) from New Mexico State University and her MBA (Finance and Accounting Concentrations) from the University of Chicago, Graduate School of Business. She is a Certified Managerial Accountant (CMA).

Werner T. Heid (Age 46)—Director since 2000

Mr. Heid has served as the President and Chief Executive Officer of Iomega since June 2001. From June 2000 to June 2001, Mr. Heid was Executive Vice President, Worldwide Sales, Marketing, Product Strategy and Services of InFocus Corporation, a designer and manufacturer of digital multimedia projectors and services. Between May 1998 and June 2000, Mr. Heid was President of Proxima Corporation, a wholly owned subsidiary of ASK asa, a developer, manufacturer and marketer of multimedia projection products. ASK and Proxima were acquired by InFocus Corporation in June 2000.

Before joining Proxima, Mr. Heid was employed for 12 years at Hewlett-Packard Company, a global provider of computer and imaging solutions and services, where he held a variety of management positions.

John E. Nolan (Age 77)—Director since 2001

In 1956, Mr. Nolan joined the Washington, D.C. law firm of Steptoe & Johnson and is currently a partner in the firm.

Mr. Nolan has appeared before the Supreme Court to argue cases ranging from constitutional issues of absolute presidential immunity to questions of punitive damages and preemption under the Federal pension statute ERISA. He has served as counsel for Chrysler Corporation and Ford Motor Company in major environmental cases, for the Alyeska Pipeline Service Company in the Trans-Alaska Pipeline case, and for the New York Stock Exchange.

Mr. Nolan is currently a mediator and arbitrator of major business disputes. He is on the CPR Panel of Distinguished Neutrals and serves as a mediator for the U.S. Court of Appeals for the D.C. Circuit. He has been a director of Hooper Holmes, Inc. since 1972.

Jonathan S. Huberman (Age 39)—Director since November 2004

Mr. Huberman is the managing director of aAd Capital Management, LP, which he co-founded in January 2005. aAd Capital Management is a long/short equity hedge fund that invests primarily in small and mid-cap U.S. public equities. From 1997 through September 2004, Mr. Huberman was a general partner of Idanta Partners Ltd., a private venture capital partnership investing in public and private enterprises.

Mr. Huberman previously served as a Director of Iomega from 1999 to May 2004. He is also a member of the Board of two privately-held companies.

STOCK OWNERSHIP INFORMATION

Ownership by Management and Principal Stockholders

The following table contains information regarding beneficial ownership of Iomega’s common stock on March 15, 2005, by each Director, certain executive officers and the holders of more than five percent of Iomega’s outstanding common stock known to Iomega. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 15, 2005, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Information for holders of more than five percent of Iomega’s common stock is based on their Schedule 13G filings with the SEC for the period ended December 31, 2004. Except as otherwise indicated in the table below, addresses of the named beneficial owners are in care of Iomega Corporation, 10955 Vista Sorrento Parkway, Suite 200, San Diego, California 92130.

Beneficial Owner	Shares Owned (1)	Shares Acquirable Within 60 Days	Total Beneficial Ownership	Percent Owner- Ship
Wellington Management Company, LLP 75 State Street Boston, MA 02109	4,960,000	0	4,960,000	9.61%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, CA 90401	3,693,589	0	3,693,589	7.16%
033 Asset Management, LLC 125 High Street, #1405 Boston, MA 02110	3,187,200	0	3,187,200	6.1%
Robert P. Berkowitz	7,380	11,995	19,375	*
Bruce B. Darling	0	2,000	2,000	*
Stephen N. David	1,000	6,000	7,000	*
Margaret L. Hardin	0	2,000	2,000	*
Jonathan S. Huberman	0	0	0	—
John E. Nolan	40,000	8,000	48,000	*
Werner T. Heid	0	174,500	174,500	*
Anna L. Aguirre	0	22,500	22,500	*
Sean P. Burke	0	42,500	42,500	*
Thomas D. Kampfer	0	21,250	21,250	*
Gregory S. Rhine (2)	0	0	0	—
Barry Zwarenstein (3)	0	0	0	—
All Directors and Executive Officers as a group (11 persons) as of March 15, 2005	48,380	290,745	339,125	*

*	Less than 1%
(1)	For each person, the “Shares Owned” column may include shares attributable to the person because of that person’s voting or investment power or other relationship.
(2)	Mr. Rhine resigned in August 2004 and is not counted as part of the group.
(3)	Mr. Zwarenstein resigned in June 2004 and is not counted as part of the group.

Section 16(a) Beneficial Ownership Reporting Compliance

To Iomega’s knowledge, and based on a review of reports and written representations submitted to Iomega, all reports regarding beneficial ownership of securities of Iomega required to be filed under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the 2004 fiscal year were timely filed with the SEC.

CORPORATE GOVERNANCE

Corporate Governance Policies

Iomega has always believed that good corporate governance practices are important to ensure that Iomega is managed for the long-term benefit of its stockholders, employees and customers. In February 2004, the Board of Directors adopted revised Corporate Governance Guidelines. These Guidelines, along with Iomega’s Code of Conduct and various Committee charters, can be accessed at www.iomega.com. Alternatively, you can request a copy of any of these documents by writing to Iomega Corporation, c/o Corporate Secretary, 10955 Vista Sorrento Parkway, San Diego, CA 92130.

Board Determination of Independence

Under the New York Stock Exchange rules, a Director of Iomega will only qualify as “independent” if the Board of Directors affirmatively determines that he or she has no material relationship with Iomega (either directly or as a partner, shareholder or officer of an organization that has a relationship with Iomega). The Board of Directors has established guidelines to assist it in determining whether a Director has a material relationship with Iomega. Under these guidelines, a Director will be considered to have a material relationship with Iomega if he or she is not independent under Section 303A.02(b) of the New York Stock Exchange (“NYSE”) Listed Company Manual or he or she:

•	is an executive officer of another company which is indebted to Iomega, or to which Iomega is indebted, and the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; or

•	serves as an officer, director or trustee of a charitable organization and Iomega’s discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization’s total annual charitable receipts.

Ownership of a significant amount of Iomega’s stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board of Directors who are independent.

The Board of Directors has determined that none of Messrs. Berkowitz, Darling, David, or Nolan, or Ms. Hardin has a material relationship with Iomega and that each of these Directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual. In light of Iomega’s employment of Mr. Huberman’s spouse, the Board of Directors did not determine Mr. Huberman to be “independent.”

Executive Sessions

Non-management Directors meet in executive session on a quarterly basis and at such other times as requested by any non-management Director. Independent Directors meet at least once a year and at such other times as requested by any other Independent Director. The Lead Director (currently the Chairman of the Board, Mr. David) presides at these meetings.

Board Meetings and Attendance

During 2004, the Board of Directors met five times, either in person or by telephone. Each Director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which such Director then served.

Attendance at Annual Meeting of Stockholders

Iomega’s Corporate Governance Guidelines provide that Directors are expected to attend the annual meeting of stockholders. All Directors attended the 2004 annual meeting of stockholders.

Board Committees

The Board of Directors has established four standing committees—Audit, Compensation, Ethics and Compliance, and Nominating and Corporate Governance—each of which operates under a charter that has been approved by the Board. In March 2005, the Board adopted revised charters for each of the Audit, Compensation, and Nominating and Corporate Governance committees; copies of each committee’s charter are posted on the Investor Relations section of Iomega’s website, www.iomega.com. The revisions to the Audit Committee Charter reflect the final rules adopted by the New York Stock Exchange in November 2004 and reference responsibilities for the report on internal control over financial reporting.

The Board of Directors has determined that all of the members of each of the Board’s four standing committees are independent as defined under NYSE rules. In the case of the Audit Committee, all members also meet the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

•	recommending the appointment of, evaluating, overseeing the work of, and setting the compensation of, the independent auditors;

•	reviewing the quality control procedures and assessing the independence of the independent auditors;

•	pre-approving all audit and non-audit services to be provided to Iomega (except that de minimis non-audit services may instead be approved in accordance with applicable rules of the SEC);

•	reviewing and discussing with management and the independent auditors the annual and quarterly financial statements and related disclosures;

•	preparing the annual Audit Committee report to be included in the Proxy Statement as required by SEC rules;

•	monitoring Iomega’s internal control over financial reporting and disclosure controls and procedures; and

•	overseeing Iomega’s internal audit function and discussing risk management policies.

The Board of Directors has determined that Mr. Berkowitz is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. In making its determination, the Board of Directors considered Mr. Berkowitz’s forty years of business experience, including his significant operational responsibility involving the design and operation of complex cost accounting systems, his various executive and chief executive officer positions, his experience as a public company audit committee member and committee chairman, and his experience supervising a public company internal audit function.

The members of the Audit Committee are Messrs. Berkowitz (Chairman) and David and Ms. Hardin. The Audit Committee met ten times during 2004.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	annually reviewing and making recommendations to the independent members of the Board with respect to the CEO’s compensation;

•	reviewing and approving the compensation of Iomega’s other officers;

•	assisting in the evaluation of Iomega’s senior executives;

•	overseeing and administering Iomega’s cash and equity incentive plans;

•	reviewing and making recommendations to the Board with respect to director compensation; and

•	preparing the annual Compensation Committee report to be included in the Proxy Statement as required by SEC rules.

The members of the Compensation Committee are Messrs. David (Chairman), Darling, and Nolan. The Compensation Committee met five times during 2004.

Ethics and Compliance Committee

The Ethics and Compliance Committee’s responsibilities include:

•	monitoring, overseeing and reviewing compliance by Iomega’s directors, officers and employees regarding Iomega’s Ethics Policies;

•	reviewing allegations of violations of the Ethics Policies and making appropriate recommendations thereafter;

•	making recommendations on the interpretation and enforcement of the Ethics Policies; and

•	monitoring compliance with the Ethics Policies in relation to issues of accounting, disclosure or regulations.

The members of the Ethics and Compliance Committee are Messrs. Nolan (Chairman) and Darling. The Committee met once during 2004.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	establishing criteria for the selection of directors and identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors;

•	developing and recommending to the Board corporate governance guidelines;

•	overseeing an annual evaluation of the Board and its committees;

•	assisting in the evaluation of Iomega’s senior executives; and

•	reviewing and making recommendations to the Board with respect to management succession planning.

The members of the Nominating and Corporate Governance Committee are Messrs. David (Chairman), Berkowitz and Nolan. The Nominating and Corporate Governance Committee met once during 2004.

Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in Iomega’s Criteria for Nomination as a Director. These criteria include: a reputation for integrity, honesty and adherence to high ethical standards; the demonstrated background, skills, expertise and judgment to make significant long-term contributions to the Board, to Iomega and its stockholders; and a commitment to understand Iomega and its industry and sufficient time available to prepare for and regularly attend and actively participate in meetings of the Board and its committees. In addition, non-employee nominees should be independent and neither have nor appear to have a conflict of interest that would impair the nominee’s ability to (i) represent the interests of all Iomega’s stockholders and (ii) fulfill the responsibilities of a director. The Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Iomega believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of Iomega’s common stock for at least one year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Iomega Corporation, 10955 Vista Sorrento Parkway, San Diego, CA 92130. Assuming that appropriate biographical and background material have been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on Iomega’s proxy card for the next annual meeting.

Stockholders also have the right under Iomega’s Bylaws to directly nominate director candidates, without any action or recommendation on the part of the Committee or the Board, by following the procedures set forth in the section entitled “Additional Information” under the paragraph labeled “Advance Notice Procedures.” Candidates nominated by stockholders in accordance with the procedures set forth in the Bylaws will not be included on Iomega’s proxy card for the next annual meeting.

At the Annual Meeting, stockholders will be asked to consider the election of Jonathan S. Huberman who was appointed to the Board in November 2004 and who is being nominated for election. Mr. Huberman was proposed to the Board of Directors by a non-management Director. Mr. Huberman had previously served as a Director of Iomega.

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The Lead Director (who is the Chairman of the Board, when the Chairman is independent), with the assistance of Iomega’s General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other Directors as he or she considers appropriate.

As provided in the Corporate Governance Guidelines approved by the Board of Directors, communications are forwarded to all Directors if they relate to important substantive matters and include suggestions or comments that the Lead Director considers to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which Iomega tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the non-management Directors or to the full Board should address such communications to Board of Directors, c/o General Counsel, Iomega Corporation, 10955 Vista Sorrento Parkway, San Diego, CA 92130, or via email to boardofdirectors@iomega.com.

DIRECTOR COMPENSATION

Iomega’s non-employee Directors receive certain fees for their services on the Board of Directors and its committees. In addition, all non-employee Directors are reimbursed for out-of-pocket expenses incurred in connection with Iomega’s business activities. The fees paid to non-employee Directors during 2004 were paid pursuant to the fee schedule currently in effect as set forth below:

Current Fees
Annual Retainer:
Chairman of the Board (receives no other committee or meeting fees)	$100,000
Other Non-Employee Directors	$20,000

Committee Fees:
Chairman of the Audit Committee	$33,000
Chairman of the Compensation Committee	$16,667
Chairman of the Ethics and Compliance Committee	$10,000
Members of the Audit Committee	$6,667
Members of the Compensation Committee	$5,000
Other Members of a Standing Committee (other than the Nominating and Governance Committee)	$3,333

Meeting Fees:
Board Meeting	$2,000
Committee Meeting (not paid if meeting fees exceed $3,667 for same two-day period)	$1,667
Per Board or Committee Meeting by Teleconference	$500

There are no committee or meeting fees with respect to the Nominating and Governance Committee.

Non-employee Directors are eligible to receive options under Iomega’s 1995 Director Stock Option Plan (the “1995 Plan”). Options granted under the 1995 Plan vest over five years and have an exercise price equal to the fair market value of the common stock on the date of grant. On initial election to the Board, each Director receives an option for 10,000 shares. After the initial option fully vests, the Director is eligible to receive an option for 2,000 shares on each anniversary of the Director’s initial election. In 2004, an annual grant was made to Mr. Berkowitz, who received an option to purchase 2,000 shares of Iomega common stock at an exercise price of $5.305 per share.

An initial grant was made to Mr. Huberman, who received an option to purchase 10,000 shares at an exercise price of $4.415 per share when he was elected a Director of Iomega in November 2004.

The 1995 Plan expires in April 2005, and no further grants will be issued thereafter. Grants outstanding at the expiration of the 1995 Plan will continue to be exercisable until their expiration. Please see “Item Two – Approval of the 2005 Director Stock Option Plan” for a discussion of the new proposed option plan for Directors.

EXECUTIVE COMPENSATION

Summary Compensation

The following table contains information concerning the chief executive officer of Iomega during 2004 and all other individuals who served as executive officers during 2004.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation					LongTerm Compensation Awards	All Other Compensation (3)
		Salary	Bonus		Other Annual Compensation (1)		Shares Underlying Options (2)
Werner T. Heid (4) President and Chief Executive Officer	2004 2003 2002	$484,135 513,365 473,173	$	— 905,000 615,709	$	— — —	150,000 — —	$8,100 7,500 6,900

Anna L. Aguirre (5) Vice President, Human Resources and Facilities	2004 2003 2002	$200,962 200,961 190,000		$20,000 301,000 82,612	$	— — —	35,000 — —	$8,100 7,500 6,900

Sean P. Burke (6) Executive Vice President, Consumer Solutions and Operations	2004 2003 2002	$300,000 271,153 —		$154,000 136,000 —		$46,652 —	50,000 85,000 —	— — —

Thomas D. Kampfer (7) Executive Vice President, Business Solutions, General Counsel and Secretary	2004 2003 2002	$324,615 268,270 254,423		$40,000 392,000 119,842	$	— — —	80,000 — —	$8,100 7,500 6,900

Gregory S. Rhine (8) Former Vice President and General Manager, Americas	2004 2003 2002	$225,712 310,000 125,192	$	— 50,750 185,000	$	— — —	50,000 — —	$8,100 7,500 —

Barry Zwarenstein (9) Former Vice President, Finance, and Chief Financial Officer	2004 2003 2002	$218,698 330,000 329,999	$	— 346,500 197,291		$15,730 65,180 80,306	— — —	$8,100 7,500 6,900

(1)	In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate of such perquisites and other personal benefits did not exceed the lesser of $50,000 or ten percent of the total of annual salary and bonus for the Named Executive Officer for such year.

(2)	Reflects the number of shares covered by options to purchase common stock granted during the year indicated. Iomega has never granted stock appreciation rights.

(3)	For the fiscal year 2004, this column represents Iomega’s matching contribution under the Iomega Retirement and Investment Savings Plan.

(4)	Salary for 2004 includes $9,135 for excess accrued personal time off that was sold back to Iomega.

(5)	Salary for 2004 includes $10,962 for excess accrued personal time off that was sold back to Iomega. Bonus for 2004 was authorized by the Compensation Committee for her role in the successful completion of the licensing of certain intellectual property.

(6)	Bonus for 2004 consisted of two discretionary bonuses that were authorized by the Compensation Committee for various achievements related to supply chain redesign.

(7)	From June 2004 to February 2005, Mr. Kampfer also acted as Interim Vice President, Finance and Chief Financial Officer. Salary for 2004 includes a temporary additional amount of $7,000 per month for these increased responsibilities and $14,769 for excess accrued personal time off that was sold back to Iomega. Bonus for 2004 was authorized by the Compensation Committee for the successful completion of the licensing of certain intellectual property.

(8)	Mr. Rhine resigned in August 2004.

(9)	Mr. Zwarenstein resigned in June 2004. During his employment, he was reimbursed for travel expenses to his home in Northern California and for living expenses while he was in San Diego in an amount of $7,858; this amount is reported under “Other Annual Compensation” and includes a gross-up amount of $7,872 for taxes.

Option Grants

The following table contains information about options granted to the Named Executive Officers during 2004.

Option Grants in Last Fiscal Year

	Individual Grants				Grant Date Value
	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted To Employees In Fiscal Year	Exercise Price Per Share	Expiration Date (2)	Grant Date Present Value ($) (3)
Werner T. Heid	150,000	9.2%	$4.685	05/26/14	$267,150
Anna L. Aguirre	35,000	2.1%	$4.685	05/26/14	62,335
Sean P. Burke	50,000	3.0%	$4.685	05/26/14	89,050
Thomas D. Kampfer	80,000	4.9%	$4.685	05/26/14	142,480
Gregory S. Rhine	50,000	3.0%	$4.685	05/26/14	89,050
Barry Zwarenstein	—	—	—	—	—

(1)	Options vest in four equal installments of 25% per year beginning on the first anniversary of the grant date.

(2)	Outstanding options are subject to acceleration or cash-out of the value of the outstanding options if such options are not assumed or substituted upon an acquisition event. In addition, in the event of an acquisition event, one-half of the shares subject to the agreement which are not by their terms then exercisable, become immediately exercisable, with the remaining shares becoming exercisable in accordance with the original vesting schedule, except that all shares will vest two years after the acquisition event or earlier if the optionholder’s employment is terminated without cause or if the optionholder terminates employment for good reason. An “acquisition event” is defined as (a) any merger or consolidation which results in the voting securities of Iomega outstanding immediately prior to such event representing less than 50% of the combined voting power of the voting securities of Iomega or the surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of Iomega; or (c) the acquisition of beneficial ownership of securities of Iomega representing 50% or more of the combined voting power of Iomega’s then outstanding securities by any person.

(3)

The values in this column were determined using Black-Scholes Option Pricing Model. The estimated values are based on assumptions, and the key assumptions used are (i) an assumed dividend yield of 0%, (ii) a risk free rate of return of 3.19%, (iii) volatility of 48.4%, (iv) expected option life of 3.4 years from the date of grant, and (v) no reduction in values to reflect the non-transferability of the options. The realizable value of any option will depend on the market value of Iomega’s common stock at the time of exercise as compared to the exercise price of the option.

Option Exercises and Year-End Values

The following table contains information regarding options exercised by the Named Executive Officers during 2004 and options held by the Named Executive Officers on December 31, 2004.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Shares Underlying Unexercised Options At Fiscal Year-end	Value of Unexercised In-the-money Options At Fiscal Year-end (2)
			Exercisable/Unexercisable	Exercisable/Unexercisable
Werner T. Heid	0	—	174,500/185,500	$617,715/$252,535
Anna L. Aguirre	0	—	22,500/42,500	52,650/47,475
Sean P. Burke	0	—	21,250/113,750	26,456/122,119
Thomas D. Kampfer	0	—	21,500/90,500	52,998/94,283
Gregory S. Rhine (3)	0	—	0/0	0/0
Barry Zwarenstein (3)	42,500	$99,788	0/0	0/0

(1)	Based on the closing price of the common stock on the date of exercise, less the option exercise price.

(2)	Based on the closing price of Iomega’s common stock on December 31, 2004 ($5.54 per share), less the total option exercise price.

(3)	All unvested options were cancelled at the date employment ceased; vested options remained exercisable for a period of three months following termination of employment. Vested options that were not exercised were forfeited.

Employment and Severance Agreements

Employment Agreement with Mr. Heid. Pursuant to an employment agreement entered into in June 2001, Iomega agreed to pay Mr. Heid an annual base salary of $475,000. His annual incentive award for 2001 was targeted at 100% of his annual base salary prorated for the balance of the year and at 100% of his annual base salary for 2002. One hundred percent of his bonus for 2001 and 2002 was guaranteed. As an inducement to join Iomega and to compensate him for forfeitures he experienced, Mr. Heid received a one-time payment of $200,000. He was also granted an option to purchase 200,000 shares of Iomega common stock. In the event Mr. Heid’s employment is terminated without cause, the agreement provides for Iomega to pay his base salary for a period of one year, pay the prorated target incentive award for the year in which termination occurs, and continue his benefits for a period which is the earlier of one year or until he accepts other employment. Should Mr. Heid engage in gainful employment during the year following the termination, his post-employment payments will be reduced by fifty percent of the amount he receives from such employment. Notwithstanding his earnings from gainful employment, Iomega is obligated to pay a minimum of six months of Mr. Heid’s then base salary plus 50% of his target annual incentive award. Mr. Heid’s annual base salary as of March 15, 2005 was $475,000.

Employment Agreement with Ms. Aguirre. Pursuant to an employment agreement entered into in June 2001, Iomega agreed to pay Ms. Aguirre an annual base salary of $190,000. Ms. Aguirre’s annual incentive award for 2001 was targeted at 40% of her annual salary, with 100% of her bonus pay-out (prorated from date of employment) guaranteed for 2001. She was also granted an option to purchase 30,000 shares of Iomega’s common stock. The agreement provides that Iomega will pay Ms. Aguirre severance pay equal to six months of base salary if her employment is terminated other than for cause. Ms. Aguirre’s annual base salary as of March 15, 2005 was $190,000.

Employment Agreement with Mr. Burke. Pursuant to an employment agreement entered into in January 2003, Iomega agreed to pay Mr. Burke an annual base salary of $300,000. Mr. Burke received an initial hiring bonus of $70,000. His annual incentive award for 2003 was targeted at 45% of his annual salary, with a $66,000 minimum guaranteed bonus for 2003. Mr. Burke was protected against a loss on the sale of his then current home up to a maximum of $50,000 gross. He was also granted an option to purchase 85,000 shares of Iomega’s common stock. The agreement provides that Iomega will pay Mr. Burke severance pay equal to nine months of base salary if his employment is terminated other than for cause. Mr. Burke’s annual base salary as of March 15, 2005, was $300,000.

Employment Agreement with Mr. Kampfer. Pursuant to an employment agreement entered into in June 2001, Iomega agreed to pay Mr. Kampfer an annual base salary of $245,000. Mr. Kampfer’s annual incentive award was targeted at 45% of his annual salary, with 100% of his bonus pay-out (prorated from date of employment) guaranteed for 2001. He was also granted an option to purchase 42,000 shares of Iomega’s common stock. The agreement provides that Iomega will pay Mr. Kampfer severance pay equal to nine months of base salary if his employment is terminated other than for cause. Mr. Kampfer’s annual base salary as of March 15, 2005, was $300,000.

Employment Agreement with Mr. Rhine. Pursuant to an employment agreement entered into in July 2002, Iomega agreed to pay Mr. Rhine an annual base salary of $310,000. Mr. Rhine’s annual incentive award was targeted at 55% of his annual salary, with a guaranteed payment of $85,000 for 2002. He received a hiring bonus of $100,000 and was granted an option to purchase 85,000 shares of Iomega’s common stock. The agreement provided for Iomega to pay Mr. Rhine severance pay equal to nine months of base salary if his employment was terminated other than for cause and prior to his relocation to San Diego. He would receive ten months of base salary and his target bonus if his employment was terminated other than for cause following relocation, with an increase of one month of base salary and target bonus severance each year on the anniversary of his relocation up to a maximum of twelve months severance. If Mr. Rhine voluntarily terminated his employment within two years of his hire date, or if his employment was terminated at any time for other than cause, Iomega would pay his relocation expenses including actual moving costs and home sale and purchase costs.

Mr. Rhine voluntarily resigned from Iomega Corporation to accept other employment more than two years after his initial hire date; consequently, the severance provisions of his Employment Agreement were not triggered, and no severance benefits were paid.

Employment Agreement with Mr. Zwarenstein. Pursuant to an employment agreement entered into in October 2001, Iomega agreed to pay Mr. Zwarenstein an annual base salary of $330,000. Mr. Zwarenstein’s annual incentive award was targeted at 55% of his annual salary, with 100% of his bonus pay-out (prorated from date of employment) guaranteed for 2001. Mr. Zwarenstein was granted an option to purchase 85,000 shares of Iomega’s common stock. The agreement provided for Iomega to pay Mr. Zwarenstein severance pay equal to ten months of base salary if his employment was terminated other than for cause prior to his relocation to San Diego and twelve months of base salary if termination occurred following his relocation. In addition, his outstanding stock options would continue to vest for twelve months following his termination of employment.

Mr. Zwarenstein voluntarily resigned from Iomega Corporation to accept other employment; consequently, the severance provisions of his Employment Agreement were not triggered, and no severance benefits were paid.

Change in Control Agreements. Iomega has Change in Control Agreements with its Named Executive Officers. These agreements are in conjunction with the general severance arrangements described above and are intended to govern in the specific occurrence of a change in control. The agreements were renewed on January 1, 2003, and will continue during each executive’s employment until the earlier of (1) 24 months after the change in control date, or (2) the fulfillment of Iomega’s obligations to the executive if the executive’s employment with Iomega is terminated within 24 months following a change in control. The agreements are not employment contracts and do not specify any terms or conditions of employment. Rather, the agreements provide for certain severance benefits to the executive if, during the 24 months following a change in control of Iomega, the executive’s employment is terminated by Iomega other than for cause, or the executive terminates his employment for good reason.

The terms “change in control,” “cause” and “good reason” are each defined in the agreements. Change in control means, in summary: the acquisition by a person or a group of 40% or more of the outstanding stock of Iomega; a change, without Board of Directors approval, of a majority of the Board of Directors; the acquisition of Iomega by means of a reorganization, merger, consolidation or asset sale; or the approval of a liquidation or dissolution of Iomega. Cause means, in summary: the executive’s willful and continued failure to substantially perform his reasonable assigned duties, which failure continues after a 30-day cure period; or the executive’s willful engagement in illegal conduct or gross misconduct injurious to Iomega. Good reason means, in summary: a diminution in the executive’s position, authority or responsibilities; a reduction in his salary or benefits; a relocation of the executive; a breach of an employment contract with the executive; or a resignation by the executive, for any reason, during the 30-day period immediately following the one-year anniversary of the change in control.

If the executive’s employment is terminated by Iomega without cause or by the executive for good reason within 24 months following a change in control, the executive is entitled to receive (1) accrued compensation through the date of termination; (2) monthly payments for 12 months (24 months for Mr. Heid) equal to one-twelfth of the executive’s highest base salary and highest bonus target during the three-year period prior to the change in control; (3) a continuation of all employee benefits during the 12-month period (24 months for Mr. Heid) following employment termination; and (4) any other post-termination benefits which the executive is eligible to receive under any plan or program of Iomega. The salary and benefit continuation provisions terminate if the executive becomes engaged in an activity that is competitive with Iomega. The agreements provide that the amount of severance benefits payable to the executive shall be reduced by an amount necessary to avoid triggering the excise tax provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, only if such reduction results in greater net after-tax benefits to the executive.

Iomega is also generally required to pay, as incurred, all expenses that the executive reasonably incurs as a result of any dispute relating to the agreement.

Compensation Committee Interlocks and Insider Participation

During 2004, none of the members of the Compensation Committee was an officer or employee of Iomega.

Certain Relationships

Susan Huberman, the spouse of a Director, Mr. Huberman, is employed by Iomega. For the fiscal year 2004, she received an annual salary of $213,461 plus $12,981 for excess unused personal time sold back to Iomega. She also was granted an option to purchase 50,000 shares of Iomega common stock at an exercise price of $4.685 per share. Ms. Huberman did not receive a bonus under the Incentive Bonus Plan for fiscal 2004.

STOCK PERFORMANCE GRAPH

Iomega’s common stock is listed for trading on the New York Stock Exchange under the symbol IOM.

The following graph compares the cumulative total stockholder return on Iomega’s common stock for the last five fiscal years with the cumulative total return of (i) the CRSP (Center for Research in Security Prices) Total Returns Index for the New York Stock Exchange Stock Market (U.S. Companies) and (ii) the CRSP Total Returns Index for New York Stock Exchange Stocks—Computer and Office Equipment (U.S. and Foreign).

This graph assumes the investment of $100 on December 31, 1999 in Iomega’s common stock and each of the indices listed above, and assumes dividends are reinvested. Measurement points are at the last trading day of the fiscal years ended December 2000 through 2004.

	12/31/99	12/31/00	12/29/01	12/31/02	12/31/03	12/31/04
Iomega Corporation	$100.00	$99.30	$49.50	$46.50	$61.30	$56.80
NYSE Stock Market (U.S. Companies)	100.00	104.00	96.20	79.00	100.80	114.10
NYSE Stocks—Computer and Office Equipment (U.S. and Foreign)	100.00	80.60	67.70	45.40	59.90	64.60

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee oversees Iomega’s executive compensation program. The Committee reviews Iomega’s compensation philosophy each year and makes adjustments to reflect changing business objectives or market conditions. Iomega’s executive compensation program is intended to attract and retain executives and to motivate management to achieve or exceed Iomega’s objectives, with a particular emphasis in 2004 on new product sales growth and operating profit objectives.

Iomega’s executive compensation program for 2004 featured two principal changes from prior years:

•	First, the role of ongoing stock option grants as a component of Iomega’s executive compensation program was revived. This practice was reinstituted to address executive and general employee retention issues and reinforce the long term commitment of the executive and leadership teams. As a result, during 2004, options covering 1,624,500 shares of common stock were granted, including grants to executive officers of options to purchase 365,000 shares of common stock.

•	Second, due to the significant expected operating losses in 2004, the Iomega Incentive Bonus Plan (“IBP”) and Profit Sharing Plan were suspended for the first two quarters of 2004. Revised objectives under the IBP and Profit Sharing Plan were implemented for the second half of the 2004 plan year. The revised IBP is described below under “—Cash Incentive Bonus Plan.” The same objectives were used for the Profit Sharing Plan. This change was temporary for 2004, and the Committee anticipates returning to the 2003 plan design in 2005.

Base Salary

No change was made to the base salary of any executive officer during 2004 with the exception of a $40,000 promotional increase for Mr. Kampfer who, in addition, received a temporary salary increase of $7,000 per month while he assumed interim Chief Financial Officer duties. The Committee determined that no other changes to the base salaries of executive officers were warranted in 2004 after reviewing and comparing Iomega’s executive salaries to the median market data for companies with comparable annual revenues in high technology industries.

During 2004, the Committee continued its practice of reviewing survey data from the most current Radford Executive Survey, matching specific executives to the survey job most closely reflecting their current job responsibilities. The Committee believes that while Iomega competes for executive talent with many of the companies included in the indices referred to in the Stock Performance Graph included elsewhere in this Proxy Statement, the Radford Executive Survey provides a better representation of the full range of competitive companies. The survey is widely recognized as one of the most authoritative and comprehensive sources for data on competitive total direct executive compensation packages. The data reported is gathered for 60 executive (vice president and above) positions from more than 800 participating organizations nationwide. These companies are predominately in technology based industries and approximately half operate outside of California.

In determining the base salary for each executive officer, numerous subjective factors are also taken into account by the Committee, such as contributions to Iomega’s competitive position in the marketplace, individual performance, and the past and expected contribution by each executive officer toward the achievement of Iomega’s performance objectives.

Cash Incentive Bonus Plan

Under Iomega’s IBP, each participant is assigned an annual bonus target, which is a percentage of his or her base salary, and each participant has the opportunity to receive a bonus equal to that bonus target multiplied by a payout factor which is determined based on Iomega’s achievement of specified objective criteria. Each executive’s annual bonus target is determined by the Committee, and the target is generally set forth in the participant’s job offer letter. For 2004, Mr. Heid’s annual bonus target remained at 100% of his base salary, the amount originally established by his June 2001 employment agreement, which is described above. The annual bonus target for the other Named Executive Officers ranged from 40% to 55% with the annual bonus target for Mr. Burke and Mr. Kampfer increasing to 50% from 45% in recognition of their expanded executive roles.

The IBP for 2004 covered 62 management level employees, including each of the Named Executive Officers. For each Named Executive Officer, payout thresholds under the plan were based on Iomega’s achievement of both of the following two objective criteria:

•	Fourth Quarter Operating Income at break even level

•	REV product revenue target for 2004

In January 2005, the Committee measured Iomega’s performance against the established criteria. Neither the Fourth Quarter Operating Income level nor the REV product revenue target objectives were achieved. Therefore, no bonuses under the IBP were awarded.

Three executive officers received discretionary cash bonuses for 2004. Mr. Burke was awarded $154,000 for his role in achievements in supply chain redesign. Mr. Kampfer was awarded $40,000, and Ms. Aguirre was awarded $20,000, for their work in connection with Iomega’s DCT technology licensing transaction.

Management Incentive Plan

In 2002, the Board of Directors unanimously approved the Management Incentive Plan (“MIP”), and the stockholders approved the restricted stock provisions of the plan at the 2003 annual meeting.

The purpose of the MIP was to advance the interests of Iomega’s stockholders by enhancing Iomega’s ability to attract, retain and motivate management-level employees who were expected to make important contributions to Iomega. To accomplish this purpose, the MIP provided participants with incentive opportunities, payable at the option of the participants, in cash, in restricted shares of common stock of Iomega, or a combination of cash and restricted stock, in accordance with the terms and conditions of the MIP. Officers, vice presidents, and any other employee of Iomega designated by the CEO were eligible to receive incentive awards under the MIP.

The 2005-2007 Plan Period award pool was based on a percentage of Iomega’s income before income tax (“2004 Earnings”) and a percentage of the excess, if any, of the 2004 Earnings over 2003 Earnings. As Iomega did not report any 2004 Earnings, there was no award pool for the 2005-2007 Plan Period. The 2005-2007 Plan Period was the final plan period for the MIP, and no further awards or payments will be made under the plan.

Compensation of Chief Executive Officer

Iomega’s compensation plans are designed to provide incentive and reward for individual achievement and for meeting company goals and breakthrough objectives. As with other officers, the Chief Executive Officer’s compensation reflects this “pay for performance” philosophy. The process and factors of determining compensation for the CEO are generally the same as for other Iomega executives. Base salary and bonus target percentage are subjectively determined, based, in part, on an analysis of data from peer companies reported in industry standard compensation surveys as discussed in the Base Salary section above. Equity grants are determined by evaluating current corporate philosophy regarding long-term equity compensation and individual performance. Except as otherwise required by a specific contractual obligation in an executive’s employment agreement, bonuses are only paid under bonus plans if performance goals set by the Committee are achieved.

In June 2001, Werner T. Heid was appointed President and Chief Executive Officer of Iomega. At the time of his appointment, Mr. Heid was already serving as a Director of Iomega. Pursuant to an employment agreement negotiated with Iomega and approved by the full Board of Directors, Mr. Heid’s base salary was set at $475,000 per year for the balance of 2001 and for 2002 based on the roughly median market data for companies with similar annual revenues from the 2000 Radford Executive Compensation Report. Mr. Heid’s base salary was not changed for 2003 or 2004. Mr. Heid received no incentive bonus payout in 2004. In 2004, Mr. Heid was granted an option to purchase 150,000 shares of Iomega stock. This option vests in equal portions over a four-year period and is shown in the Option Grants Table in this Proxy Statement. The size of the option grant was subjectively determined by the Committee.

Impact of Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of one million dollars paid to Iomega’s chief executive officer and four other most highly-compensated executive officers. Qualified performance-based compensation will not be subject to the deduction limit, if certain requirements are satisfied. There can be no assurance that compensation attributable to stock options granted under the 1997 Stock Incentive Plan will be treated as qualified performance-based compensation under Section 162(m). Moreover, because Iomega’s cash bonus programs are not operated in a manner designed to qualify as performance-based compensation under Section 162(m), some or all of the payments under this program may not be deductible for federal income tax purposes. The Committee reviews the potential effect of Section 162(m) periodically and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with Section 162(m).

Stephen N. David, Chairman

Bruce B. Darling

John E. Nolan

ITEM TWO—APPROVAL OF THE

2005 DIRECTOR STOCK OPTION PLAN

The second agenda item to be voted on is the proposal to approve the 2005 Director Stock Option Plan. The Board recommends that you vote FOR this proposal.

The 2005 Director Stock Option Plan (the “2005 Plan”) was approved by the Board of Directors, but it will not become effective unless it is also approved by the stockholders. It is intended to replace the Second Amended and Restated 1995 Director Stock Option Plan (the “1995 Plan”), which expires in April 2005. As of March 15, 2005, options to purchase 81,093 shares of Iomega common stock were outstanding under the 1995 Plan. All outstanding awards of options under the 1995 Plan will remain in effect. Further, as of March 15, 2005, there were an additional 397,739 shares of Iomega common stock authorized to be issued under the 1995 Plan, and when this plan expires, these shares can never be issued.

The purpose of the 2005 Plan is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities as an incentive to continue as directors of Iomega.

Summary of the 2005 Plan

The principal provisions of the 2005 Plan are summarized below. This summary is qualified in its entirety by reference to the plan, a copy of which is attached as Appendix A to this Proxy Statement.

Eligibility. Only Directors who are not employees of Iomega or any of its subsidiaries are eligible to receive options under the 2005 Plan.

Number of Shares. A total of up to 500,000 shares of Common Stock may be issued under the 2005 Plan (subject to adjustment upon the occurrence of certain events such as stock splits). Any shares subject to options which terminate or expire unexercised are available for future grants under the 2005 Plan. However, shares of Common Stock tendered to Iomega by a Director to purchase shares of Common Stock on exercise of an option or to satisfy tax withholding obligations shall not be added back to the number of shares available for future grant of options under the 2005 Plan.

Initial and Annual Option Grants. The 2005 Plan provides for two types of option grants: initial options and annual options.

Each non-employee Director who is first elected to the Board of Directors will be automatically granted (i) an initial option to purchase 20,000 shares of Common Stock on the date of such election and (ii) an annual option to purchase 5,000 shares of Common Stock on the date of each annual meeting of stockholders beginning at the 2006 Annual Meeting, provided such optionee has been a director for the preceding six months. If the 2005 Plan is approved by the stockholders, an initial equity adjustment grant of 10,000 options will be automatically awarded to individuals who served as a director immediately prior to and immediately following the 2005 Annual Meeting. This initial equity adjustment grant of options to purchase 10,000 shares is in lieu of an option to purchase 5,000 shares during 2005.

Exercise Price. The original exercise price for all options granted under the 2005 Plan is the average of the high and low price of the Common Stock on the date of grant.

Vesting. Each option becomes exercisable (or “vests”) on a cumulative basis in four equal annual installments beginning on the first anniversary of the date of grant, provided the optionee continues to serve as a Director on such dates, except as otherwise provided in the case of death or disability or a Change of Control of Iomega. Options granted under the 2005 Plan will have a maximum term of ten years.

Effect of Termination of Service as Director. In general, after termination of his or her service as a Director, each optionee is entitled, for a period of 90 days, to exercise his or her options to purchase the number of shares of Common Stock which were vested at the time of termination. This exercise period is extended from 90 days to two years if termination is by reason of death, disability or the optionee’s resignation or decision not to stand for re-election at age 55 or older following five years of consecutive service as a Director. In addition, if a Director’s service is terminated by reason of death or disability, all unvested options will immediately become exercisable in full.

Transferability. Options may not be transferred by Directors except by will or the laws of descent and distribution. Options may be transferred by Directors to family members, but any transferee will hold such options subject to the terms and conditions of the option.

Effect of a Change of Control. In the event of a Change of Control of Iomega, one-half of the outstanding options granted under the 2005 Plan which are not, by their terms, then exercisable, will become immediately exercisable. A Change of Control will occur if and when any of the following events occurs or Iomega enters into an agreement with respect to any of such events: (a) a merger or consolidation which results in the voting securities of Iomega outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of Iomega or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of Iomega; or (c) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities of Iomega representing 50% or more of the combined voting power of Iomega’s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from Iomega) by any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than Iomega, any trustee or other fiduciary holding securities under an employee benefit plan of Iomega or any corporation owned directly or indirectly by the stockholders of Iomega in substantially the same proportion as their ownership of stock of Iomega.

Board Authority to Change Plan. The Board of Directors may suspend or terminate the 2005 Plan or amend it in any respect whatsoever, provided that no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall be effective until such stockholder approval is obtained. The Board of Directors may not reduce the exercise price of outstanding options granted or materially increase the number of shares authorized under the 2005 Plan, other than for capital adjustments, unless stockholder approval is obtained. In addition, no amendment may expand the types of awards granted under, or the class of participants eligible to participate in, the 2005 Plan unless stockholder approval is obtained.

Federal Income Tax Consequences. All options granted under the 2005 Plan will be nonstatutory stock options. An optionee generally does not recognize taxable income as the result of the grant of such an option. An optionee will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the option is exercised less the exercise price. Upon sale of the stock, the optionee will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term or short-term depending on the holding period of the shares. Iomega will be entitled to a compensation expense deduction equal to the amount of ordinary income recognized by an optionee, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code or the regulations thereunder.

New Plan Benefits

If the 2005 Plan is approved by stockholders, each non-employee director who was serving as a Director both immediately before and immediately following the 2005 Annual Meeting will receive an equity adjustment grant of 10,000 options to purchase shares of Iomega common stock. It is expected that each of the Directors standing for re-election at the 2005 Annual Meeting will receive the equity adjustment grant and thereafter will receive an annual grant so long as he/she continues to be re-elected as a Director of the Company. On March 15, 2005, the last reported sale price of our Common Stock on the New York Stock Exchange was $4.17.

The following table sets forth the total estimated number of grants to be made under the 2005 Plan to non-employee directors as a group in 2005.

Name and position	Dollar value ($)	Number of units
Non-employee directors as a group	(1)	60,000

(1)	Not determinable at this time. The exercise price of the options will equal the fair market value of Iomega common stock on the date of grant. It is not possible to state the value of the benefits to be received on any stock option grant at this time.

None of the Named Executive Officers nor other employees will participate in this Plan or receive any options thereunder.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2004, concerning securities authorized for issuance under all equity compensation plans of Iomega:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in Column (a))
Equity compensation plans approved by security holders	2,521,636		$6.71		3,206,530

Equity compensation plans not approved by security holders	-0-		-0-		-0-

Total:	2,521,636	(1)	$6.71	(2)	3,206,530	(3)

(1)	Represents shares of common stock issuable on exercise of options under the following equity compensation plans: 1987 Stock Option Plan, 1995 Director Stock Option Plan, and 1997 Stock Incentive Plan. The 1998 Employee Stock Purchase Plan and the 1998 International Employee Stock Purchase Plan complete their semi-annual issuance of securities on December 31 of each year. Accordingly, there are no unissued securities under these plans to be included in this calculation. The 2005 Director Stock Option Plan is not included in the table.

(2)	This column reflects the weighted average exercise price of outstanding options.

(3)	Represents 397,739 shares remaining for grant under the 1995 Director Stock Option Plan; 1,520,032 shares under the 1997 Stock Incentive Plan; 324,025 shares under the 1998 Employee Stock Purchase Plan and the 1998 International Employee Stock Purchase Plan; and 964,734 shares under the Management Incentive Plan. Following the close of the purchase period on December 31, 2004, the Company suspended activity in both the 1998 Employee Stock Purchase Plan and the 1998 International Employee Stock Purchase Plan due to limited participation. These Plans may be reactivated if conditions warrant. There are no shares available for grant under the 1987 Stock Option Plan. Subsequent to the end of fiscal year 2004, it was determined that, based on the financial results for 2004, no awards would be made under the Management Incentive Plan for Plan Period 2005-2007. In accordance with the provisions of the plan, following distribution of the cash and restricted stock awards that vested on January 1, 2005, the Management Incentive Plan terminated.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The Audit Committee of the Board of Directors has selected the firm of BDO Seidman, LLP (“BDO”), an independent registered public accounting firm, to act as Iomega’s independent auditors and to audit the books of Iomega and its subsidiaries for the 2005 fiscal year. Representatives from BDO are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

On February 6, 2004, after an evaluation process of several independent audit firms and as recommended by Iomega’s Audit Committee, the Board of Directors appointed BDO as Iomega’s independent auditors for the 2004 fiscal year, replacing Ernst & Young LLP (“Ernst & Young”).

This action dismissed Ernst & Young as Iomega’s independent auditors for the fiscal year that commenced on January 1, 2004. The change in auditors became effective on March 12, 2004, following the completion and issuance of Ernst & Young’s audit report on Iomega’s consolidated financial statements for the years ended December 31, 2002 and 2003, which did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty or audit scope.

For the years ended December 31, 2002 and 2003, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. For the years ended December 31, 2002 and 2003, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Iomega provided Ernst & Young with a copy of the disclosures in the preceding three paragraphs. The response of Ernst & Young stating their agreement to the disclosures was filed as an Exhibit on Form 8-K/A on March 12, 2004.

Fees For Professional Services

The following table summarizes the fees of BDO for the audit of Iomega’s annual financial statements and fees billed for other services rendered during fiscal year 2004 (their only year as Iomega’s independent registered public accounting firm)

Fee Category	2004
Audit Fees (1)	$751,582
Audit-Related Fees (2)	40,800
Tax Fees	-0-
All Other Fees	-0-

Total:	$792,382

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, audit of the Company’s internal control over financial reporting and other professional services provided in connection with statutory and regulatory filings or engagements for Iomega and its subsidiaries.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services include employee benefit plan audits, review of 8-K filings, and review of accounting treatment memoranda prepared by Iomega on various accounting issues such as deferred income taxes and investments.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by Iomega’s independent registered public accounting firm. This policy generally provides that Iomega will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to Iomega by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also subject to an estimated budget.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to Iomega by its independent registered public accounting firm. Any approval of services by the Chairman pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

The Audit Committee meets annually with its independent registered public accounting firm and reviews both audit and non-audit services performed as well as fees charged for such services. The Audit Committee also reviews the annual audit plan and the results of the annual audit. Non-audit services are reviewed by the Audit Committee, which considers, among other things, the anticipated effect, if any, the performance of such services would have on the accounting firm’s independence.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of three members of Iomega’s Board of Directors. All members of the Audit Committee are independent as determined by the Board of Directors in conformance with the rules of the New York Stock Exchange.

The Audit Committee meets with the internal and independent auditors both with and without management present and discusses the results of their audits, their evaluations of Iomega’s internal controls and the quality of Iomega’s financial reporting. The Audit Committee acts under a written charter and has reviewed and discussed Iomega’s audited financial statements for fiscal year 2004 with Iomega’s management and with BDO, Iomega’s independent auditors.

The Audit Committee has discussed with BDO the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee has received the written disclosures and the letter from BDO required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with BDO its independence from Iomega. The Audit Committee considered whether the non-audit services provided to Iomega are compatible with the independence of BDO. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Iomega’s Annual Report on Form 10-K for the year ended December 31, 2004.

Robert P. Berkowitz (Chairman)

Stephen N. David

Margaret L. Hardin

ADDITIONAL INFORMATION

Multiple Stockholders Sharing the Same Address

To reduce the expenses of delivering duplicate proxy materials and where consent has been given, we are taking advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Investor Relations at (801) 332-3585 or by writing to Iomega Corporation, Attn: Investor Relations, 1821 West 4000 South, Roy, UT 84067. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling (801) 332-3585 or writing to Investor Relations at the address provided above.

Solicitation Expenses

Iomega will bear all costs of the solicitation of proxies on behalf of the Board of Directors. In addition to solicitations by mail, Iomega’s Directors, officers and employees, without additional pay, may solicit proxies by telephone or personal meetings. Iomega reserves the right to retain other outside agencies for the purpose of soliciting proxies. Iomega will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, Iomega will reimburse them for their out-of-pocket expenses in this regard.

Stockholder Proposals for 2006 Annual Meeting

Any proposal that a stockholder wishes considered for inclusion in Iomega’s proxy material for the 2006 Annual Meeting of Stockholders must be received by Iomega’s Secretary at our principal offices not later than December 7, 2005.

Advance Notice Procedures

Iomega’s Bylaws require stockholders to give advance notice of any stockholder nominations of Directors and of any other matter stockholders wish to present for action at an Annual Meeting of stockholders (other than matters to be included in our Proxy Statement, which are discussed in the previous paragraph). The required notice must be given within a prescribed time frame, which is generally calculated by reference to the date of the most recent annual meeting of stockholders. Assuming that Iomega’s 2006 Annual Meeting of Stockholders is held on or after April 21, 2006 and on or before July 20, 2006 (as we currently anticipate), the Bylaws would require notice to be provided to Iomega’s Secretary at Iomega’s principal offices no earlier than February 10, 2006 and no later than March 2, 2006. If a stockholder fails to provide timely notice of a proposal to be presented at the 2006 Annual Meeting, the proxies designated by the Board of Directors of Iomega will have discretionary authority to vote on any such proposal that may come before the meeting.

Annual Report on Form 10-K

A copy of Iomega’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended, is being mailed to all stockholders together with this Proxy Statement. Additional copies of the Annual Report on Form 10-K are available, without charge, upon written request to: Iomega Corporation, Attn: Investor Relations, 1821 West 4000 South, Roy, Utah 84067.

By order of the Board of Directors,

Thomas D. Kampfer, Secretary

APPENDIX A

Iomega Corporation

2005 DIRECTOR STOCK OPTION PLAN

1. Purpose

The purpose of this 2005 Director Stock Option Plan (the “Plan”) of Iomega Corporation (the “Company”) is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities as an incentive to continue as directors of the Company.

2. Administration

(a) The Board of Directors, or a Committee (the “Committee”) consisting of two or more non-employee directors of the Company, shall supervise and administer the Plan. Grants of stock options under the Plan and the amount and nature of the awards to be granted shall be automatic in accordance with Section 5. However, all questions of interpretation of the Plan or of any options issued under it shall be determined by the Board of Directors or the Committee, and such determination shall be final and binding upon all persons having an interest in the Plan. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan that is made in good faith.

(b) The Plan is intended to comply with all applicable conditions of Rule 16b-3 or its successors under Section 16 of the Securities Exchange Act of 1934, as amended (“Rule 16b-3”). To the extent any provision of the Plan or action by the Board of Directors fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board of Directors.

3. Eligibility

Directors of the Company who are not employees of the Company or any subsidiary of the Company shall be eligible to receive options under the Plan.

4. Shares Available Under the Plan

The maximum number of shares which may be issued under the Plan shall be 500,000 shares of the Company’s Common Stock, subject to adjustment as provided in Section 9 of the Plan. If any outstanding option under the Plan for any reason expires or is terminated, surrendered or canceled without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan; provided, however, that shares of Common Stock tendered to the Company by a director to (A) purchase shares of Common Stock upon the exercise of an option or (B) satisfy tax withholding obligations shall not be added back to the number of shares available for the future grant of options under the Plan. All options granted under the Plan shall be nonstatutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended to date and as it may be amended from time to time (the “Code”). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

5. Terms, Conditions and Form of Options

Each option granted under the Plan shall be evidenced in such form (written, electronic or otherwise) as the Board of Directors or Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions.

(a) Initial Grants. Each person who first becomes a non-employee director shall automatically be granted a nonstatutory stock option to purchase 20,000 shares of Common Stock on the date that he/she is first elected to serve as a director (“Initial Option Date”) (subject to adjustment under Section 9). In addition, a nonstatutory stock option to purchase 10,000 shares of Common Stock (subject to adjustment under Section 9) shall automatically be granted under the Plan on the date of the annual meeting at which this Plan is approved as an equity adjustment for each director who is both serving as a director of the Company immediately prior to and immediately following such annual meeting, and who is not then an employee of the Company or any of its subsidiaries.

(b) Annual Grants. On the date of each annual meeting of stockholders of the Company, but not including the annual meeting at which this Plan is initially approved by stockholders, the Company shall automatically grant to each member of the Board of Directors of the Company who is both serving as a director of the Company immediately prior to and immediately following such annual meeting and who is not then an employee of the Company or any of its subsidiaries, a nonstatutory stock option to purchase 5,000 shares of Common Stock (subject to adjustment under Section 9); provided, however, that a director shall not be eligible to receive an option grant under this Section 5(b) until such director has served on the Board for at least six months (unless at the time he/she is first elected to the Board of Directors, no option plan for directors was then in effect).

(c) Option Exercise Price. The option exercise price for each option granted under the Plan shall equal the average of the high and low prices (occurring during the primary trading session) of the Company’s Common Stock on the New York Stock Exchange or the national securities exchange on which the Common Stock is then traded on the date of grant of such option (and if the Common Stock is not then traded on the New York Stock Exchange or a national securities exchange, the fair market value of the Common Stock on such date as determined by the Board).

(d) Duration of Options. No option shall be exercisable after the expiration of ten (10) years from the date upon which such option is granted. Each option shall be subject to termination before its date of expiration as hereinafter provided.

(e) Exercise of Options. Options shall be exercisable, on a cumulative basis, in four equal annual installments, commencing as to one-fourth of the shares on the first anniversary of the grant date. If the optionee ceases to be a director, his/her options or any unexercised portion thereof which was vested and exercisable on the date of termination of the director’s service shall terminate unless exercised within a period of 90 days after the date on which the director ceased to be a director, but in no event after the expiration of ten years from the grant date. Any such exercise may be made only to the extent of the number of shares subject to the option which are exercisable on the date of such termination except as otherwise provided in the case of death or disability. Notwithstanding the foregoing, if the director ceases to be a director by reason of (i) death, (ii) disability or (iii) the director’s resignation or decision not to stand for re-election at 55 or older following five years of consecutive service as a director, the period during which then vested, exercisable options may be exercised shall be two years rather than 90 days (but not after the tenth anniversary of the grant date). In addition, if a director’s service is terminated by reason of death or disability, all then unvested options shall automatically vest and become immediately exercisable for a two year period following such death or disability (but not after the tenth anniversary of the grant date).

(f) Payment of Exercise Price. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

        (1) in cash or by check, payable to the order of the Company;

        (2) except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a credit-worthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a credit-worthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

        (3) when the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for a minimum period of six months and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

        (4) by any combination of the above permitted forms of payment.

(g) Exercise by Representative Following Death of Director. A director, by written notice to the Company, may designate one or more persons (and from time to time change such designation) including his/her legal representative, who, by reason of his/her death, shall acquire the right to exercise all or a portion of the option. If the person or persons so designated wish to exercise any portion of the option, they must do so within the term of the option as provided herein. Any exercise by a representative shall be subject to the provisions of the Plan.

(h) Transferability of Options. Except as the Board may otherwise determine or provide, options granted under the Plan shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the optionee only by the optionee; provided, however, that any option may be transferred by a director to any member of his/her immediate family (spouse, children, parents, grandchildren, grandparents and siblings) or to a trust for any such family member. Subject to the foregoing proviso, no option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during the optionee’s lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process. References to an optionee, to the extent relevant in the context, shall include references to authorized transferees.

(i) Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding option and grant in substitution therefor a new option under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the canceled option.

(j) No Reload Rights. No option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional options in connection with any exercise of the original option.

6. Assignments

The rights and benefits under the Plan may not be assigned except as provided in subsections (g) and (h) of Section 5.

7. Effective Date and Term of Plan

The Plan shall become effective on the date on which it is adopted by the Board, but no option may be granted unless and until the Plan has been approved by the Company’s stockholders. No options shall be granted under the Plan after the completion of 10 years from the date on which the Plan was adopted by the Board, but options previously granted may extend beyond that date.

8. Limitation of Rights

(a) No Right to Continue as a Director. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time or at any particular rate of compensation.

(b) No Rights as Stockholder. An optionee shall have no rights as a stockholder with respect to the shares covered by such person’s options until becoming the record holder of such shares, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued. Notwithstanding the foregoing, in the event the Company effects either a split of the Common Stock by means of a stock dividend or an extraordinary cash dividend and the exercise price of and the number of shares subject to an option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an option between the record date and the distribution date for such dividend shall be entitled to receive, on the distribution date, the stock or cash dividend with respect to the shares of Common Stock acquired upon such option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such dividend.

(c) Compliance with Securities Laws. Each option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition to, or in connection with, the issuance or purchase of shares thereunder, such option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction or such condition shall have been effected or obtained on conditions acceptable to the Board of Directors.

9. Changes in Common Stock

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of securities issuable under Paragraph 5(a) and (b), and (iii) the number and class of securities and exercise price per share of each outstanding option, without changing the aggregate purchase price as to which such options remain exercisable, shall be proportionately and automatically adjusted by the Company to the extent determined by the Board. No fractional shares will be issued under the Plan on account of any such adjustments.

10. Change of Control

In the event of a Change of Control, one-half of the outstanding options granted under the Plan which are not, by their terms, then exercisable, shall become immediately exercisable. All options which are not exercised at or prior to the occurrence of the Change of Control shall terminate immediately upon consummation of the Change of Control. A Change of Control will occur if and when any of the following events occurs or the Company enters into an agreement with respect to any of such events: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of the Company; or (c) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

11. Amendment of the Plan

The Board of Directors or Committee may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained. No amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (except as provided by Section 9), (B) expanding the types of awards that may be granted under the Plan or, (C) expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained.

12. Governing Law

The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

* * * * *

Approved by Board of Directors:                    2/3/2005

PROXY	IOMEGA CORPORATION	PROXY

Proxy for the Annual Meeting of Stockholders to be held on May 11, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IOMEGA

The undersigned, revoking all prior proxies, hereby appoint(s) Werner T. Heid and Thomas D. Kampfer, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of common stock of Iomega Corporation that the undersigned would be entitled to vote if personally present at Iomega’s 2005 Annual Meeting of Stockholders to be held at Iomega Corporation’s headquarters, 10955 Vista Sorrento Parkway, Suite 200, San Diego, California 92130 on Wednesday, May 11, 2005, at 10:00 a.m., local time, and at any adjournment thereof.

(Continued And To Be Signed On The Other Side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS

AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK

YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [ X ]

1.		To elect seven directors from the nominees listed below:

	☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (SEE INSTRUCTIONS BELOW)	☐ ☐ ☐ ☐ ☐ ☐ ☐	Robert P. Berkowitz Bruce B. Darling Stephen N. David Margaret L. Hardin Jonathan S. Huberman Werner T. Heid John E. Nolan

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here. ☒

				FOR	AGAINST	ABSTAIN
2.		To approve the 2005 Director Stock Option Plan		☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment of the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposals 1 and 2. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate the intent to vote in person.

SIGNATURE: DATE	SIGNATURE: DATE

NOTE: Please sign exactly as name appears on this card. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, sign by authorized person.